Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Chip Wochomurka
Healthways Investor Relations
(615) 614-4493
chip.wochomurka@healthways.com

HEALTHWAYS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE NAVVIS
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Combination Provides Enhanced End-to-End Population Health Capabilities
for Healthcare Systems

NASHVILLE, Tenn. – Aug. 24, 2011 – Ben R. Leedle, Jr., president and CEO of Healthways (Nasdaq: HWAY), announced that the Company has signed a definitive agreement to acquire Navvis & Company, a St. Louis-based firm providing strategic counsel and change management services both to enable its healthcare system clients to become future-ready clinical enterprises and to align the incentives for all stakeholders. Additional specific areas of focus include clinical integration, system-physician alignment, leadership development, and partnering strategies and structures. Consideration for the acquisition is $28.7 million, comprised of $23.7 million in cash and $5 million in Healthways common stock.  Healthways expects the transaction to close by the end of August, subject to customary closing conditions, and to have a negligible impact on earnings per diluted share for fiscal 2011.

“As we predicted late last year, healthcare systems and insurers are recognizing the need for significant transformation in the structure and operation of the delivery system in response to the increased financial risk and future relevance associated with the impending shift from a volume-based to a value-based payment system.  In response, healthcare systems and health plans are increasingly seeking total population health solutions that will improve quality, reduce cost and spread the financial risk over the entire population in their market area, not just those who are ill,” Leedle said. “Visioning, designing, implementing and supporting the operation of these new models require a significant degree of expert support. With our acquisition of Navvis, Healthways will substantially enhance its capability to provide that support seamlessly to healthcare systems, many of which are actively seeking our assistance.

“Navvis has been providing expert support to healthcare systems for more than 20 years, distinguishing itself as an industry leader in forging and maintaining strong healthcare system relationships, including six of the top ten systems in the country. These relationships provide clear evidence of the high regard in which Navvis’ clients hold the firm’s insights, capabilities, and execution. Together, Healthways and Navvis will provide unique and proven capabilities to healthcare systems, health plans and employers whose goal is to improve the health and well-being of the entire populations

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HWAY Signs Definitive Agreement to Acquire Navvis

August 24, 2011

they serve.  As a result, we anticipate we will be able to intensify our efforts within these markets and accelerate our successful pursuit of the opportunities they present.”

According to recent analyst reports, the emerging healthcare system market for services necessary to support this transformation is estimated to be between $20 and $50 billion annually. “Everybody recognizes that transformation of healthcare systems is key to future success in the face of changes in the payment system and the imminent start-up of state insurance exchanges,” noted Mike Farris, CEO of Navvis. “Here is the challenge: Healthcare systems must re-organize their resources, re-align their incentives and form long-term partnerships that will provide needed new population health capabilities.

“By joining Healthways, we will be able to offer our client systems a seamless suite of essential services necessary for them to assume risk and become the health resource in their communities. This approach should also be particularly attractive for the many state and regional health plans that have come to understand that, in addition to their own capabilities, external expertise is required to address successfully the complex challenges inherent in the fundamental change that the system is currently facing.”

Commenting on the transaction, Robert J. Henkel, FACHE, president, health care operations and chief operating officer at Ascension Health said, “Healthcare systems are recognizing the importance of managing the health of their entire population. The combination of Healthways and Navvis creates a unique value proposition and service offering for systems in pursuit of that goal.”

“Navvis’ most valued assets are the trusted relationships with clients and the professionals who serve them,” Leedle noted. “We are delighted that the Navvis team has joined Healthways. Following the conclusion of the transaction, Navvis will continue to operate from its current location in St. Louis, and Mike will continue as CEO of Navvis and play a central role in the ongoing implementation of Healthways’ solutions for the healthcare systems market.”

Leedle concluded, “In addition to the capabilities and expertise Navvis will bring to Healthways, we are confident that our future success will reflect the combination of two highly compatible cultures.  Ultimately, this combination will enhance our ability to continue pursuing our mission of nearly 30 years, which is to create a healthier world, one person at a time.”

Conference Call
Healthways will hold a conference call to discuss this release today at 4:15 p.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.healthways.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a

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HWAY Signs Definitive Agreement to Acquire Navvis

August 24, 2011

telephonic replay will be available for one week at 719-457-0820, code 2964775, and the replay will also be available on the Company’s web site for the next 12 months.

About Navvis
Navvis & Company is a management consultancy specializing in competitive market strategy in the health services industry. The firm provides counsel to health systems, hospitals and physician groups on the development of innovative, market-linked strategies to build future-ready health systems, cultivate tomorrow’s leaders and strengthen strategic performance. Learn more at www.navvisandcompany.com.

About Healthways
Healthways is the leading provider of specialized, comprehensive solutions to help millions of people maintain or improve their health and well-being and, as a result, reduce overall costs. Healthways’ solutions are designed to keep healthy people healthy, reduce health-related risks and optimize care for those with chronic illness. Our proven, evidence-based programs provide highly specific and personalized interventions for each individual in a population, irrespective of age or health status, and are delivered to consumers by phone, mail, internet and face-to-face interactions, both domestically and internationally. Healthways also provides a national, fully accredited complementary and alternative Health Provider Network, offering convenient access to individuals who seek health services outside of, and in conjunction with, the traditional healthcare system. For more information, please visit www.healthways.com.

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